Exhibit 10.1

FIRST AMENDMENT TO
REAL PROPERTY PURCHASE AND SALE AGREEMENT

This First Amendment to Real Property Purchase and Sale Agreement (the “First Amendment”) is made and entered into as of the 26th day of February, 2018, by and between The State Media Company, a South Carolina corporation (“Seller”), and Voltari Real Estate Holding LLC, a Delaware limited liability company (“Buyer”).

RECITALS

A.          Seller and Buyer entered into a Real Property Purchase and Sale Agreement, dated as of January 19, 2018 (the “Purchase Agreement”).

B.           Seller and Buyer desire to amend the Purchase Agreement to extend each of the Review Period and the Closing Date (as each is defined therein) for an additional thirty (30) days.

NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Recitals. The foregoing recitals are true and correct and are incorporated herein by this reference.

2. Extension of Review Period. Section 8.2.1 of the Purchase Agreement is hereby deleted in its entirety and the following is substituted in place thereof:

“8.2.1 Review Period. Buyer shall have until March 30, 2018 (the “Review Period”) to accept and approve, in Buyer’s sole discretion, the Property and the results of any and all Studies with respect to the Property as Buyer may elect to make or obtain, including without limitation, Studies regarding or concerning zoning, building codes, design review standards, and other governmental regulations; architectural, mechanical, building systems, and structural inspections; engineering tests; availability of water and utilities; soils, seismic and geologic condition; physical and environmental condition; entitlements; ability to develop, improve or remodel the Property; marketing and economic studies; and contracts and documents concerning the Property. Buyer, in its sole and exclusive discretion, may terminate this Agreement, for any or no reason, whatsoever, at any time, prior to 5:00 p.m. Eastern Time on March 30, 2018 (the “Review Period Deadline”). Upon any such termination of this Agreement pursuant to Buyer’s rights under this Section 8.2.1, the Initial Deposit (and any accrued interest thereon) shall be promptly returned to Buyer, and Buyer and Seller shall have no further rights and obligations hereunder except those which expressly survive termination of this Agreement. The failure of Buyer to terminate this Agreement in writing prior to the Review Period Deadline shall irrevocably be deemed to constitute Buyer’s (a) unconditional approval of its Studies and the condition of the Property, (b) election to close its acquisition of the Property subject to satisfaction of the other conditions set forth in this Section 8.2, and (c) agreement that the Deposit is nonrefundable to Buyer except as otherwise noted in Section 2.2.2 hereof. The cost of all such inspections, tests and Studies shall be borne exclusively by Buyer.”

3. Extension of Closing. Section 3.1 of the Purchase Agreement is hereby deleted in its entirety and the following is substituted in place thereof:

“3.1 Place and Date. The purchase and sale of the Property shall be completed in accordance with Article 9 hereof (the “Closing”). The Closing shall occur by mail through an escrow (the “Escrow”) with First American Title (the “Settlement Agent”), whose address is Six Concourse Parkway, Suite 2150, Atlanta, GA 30328, Attn: Leslie A. Hudson, or at such other place as Seller and Buyer agree in writing, on the basis of a “deed and money” escrow closing. The Escrow shall be deemed open on the date Buyer delivers the Initial Deposit to the Settlement Agent. Subject to the conditions precedent described in Article 8 hereof, the Closing shall occur not later than April 16, 2018, unless extended by Seller and Buyer in writing (the date on which the Closing occurs being hereinafter sometimes referred to as the “Closing Date”). In the event there exists a failed condition to Buyer’s or Seller’s obligation and Buyer and Seller do not agree to extend the Closing Date, or such failed condition exists after expiration of any such extension, then the party for whose benefit such condition exists may waive the condition or terminate this Agreement by written notice to the other party and to the Settlement Agent. The Escrow shall be considered closed when the Deed is recorded in the Official Records of Richland County, South Carolina (“Official Records”).”

4. Seller’s Response Notice. Seller acknowledges receipt of the Defect Notice from Brown Rudnick LLP, on behalf of Buyer, dated February 16, 2018 (the “February 16 Defect Notice”). Notwithstanding anything to the contrary in Section 5.2.2 of the Purchase Agreement, Seller shall have until March 2, 2018, to deliver Seller’s Response Notice with respect to the February 16 Defect Notice. If Seller fails to deliver said Seller's Response Notice by March 2, 2018, Seller shall be deemed to be unable to remove the disapproved exceptions or matters set forth in the February 16 Defect Notice and Buyer shall have the right to terminate the Purchase Agreement in accordance with Section 5.2.2 of the Purchase Agreement.

5. Miscellaneous.

A.    Each of Seller and Buyer represents and warrants to the other that it has not transferred or assigned its interests in, to and under the Purchase Agreement and has full power and authority to enter into this First Amendment and that the Purchase Agreement, as amended by this First Amendment, shall be binding on Seller and Buyer, respectively.

B.   Terms not specifically defined within this First Amendment shall have the meaning set forth in the Purchase Agreement.

C.   Except as herein specifically modified and amended, the Purchase Agreement shall remain in full force and effect. From and after the date hereof, the term "this Agreement" shall be deemed to refer to the Purchase Agreement, as amended by this First Amendment . If and to the extent that any of the provisions of this First Amendment conflict or are otherwise inconsistent with any provisions of the Purchase Agreement, the provisions of this First Amendment shall prevail.

D.   This First Amendment shall be governed in all respects by the laws of the State of South Carolina without regard to principles of conflict of law.

E.   This First Amendment may be executed in counterparts, and electronic transmittal of the executed First Amendment by each party shall be sufficient to create a valid and binding agreement.

F.    This First Amendment shall be binding upon the parties hereto and their respective heirs, successors and assigns.

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IN WITNESS WHEREOF, Seller and Buyer have executed this First Amendment on the date first above written.

SELLER: THE STATE MEDIA COMPANY, a South Carolina corporation By: /s/ Billie McConkey Name: Billie McConkey Its: Vice President and Secretary	BUYER: VOLTARI REAL ESTATE HOLDING LLC, a Delaware limited liability company By: /s/ Peter Kaouris Name: Peter Kaouris Its: Chief Accounting Officer